Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
Gerard Meuchner
585-724-4513
gerard.meuchner@kodak.com

Kodak President Antonio M. Perez Elected to Board of Directors

ROCHESTER, N.Y., Oct. 19 - Eastman Kodak Company announced that its board of directors has elected Antonio M. Perez to the company's board, effective today.
  Perez, who is Kodak's President and Chief Operating Officer, joined the company on April 2, 2003. Since then, Perez has worked with Daniel A. Carp, Kodak's Chairman and Chief Executive Officer, to develop and implement the company's digitally oriented growth strategy.
  "The election of Antonio Perez to the Kodak board recognizes the many contributions he has made to the company's success in the short time that he has been here," Carp said. "We look forward to the insight, experience and intellectual depth that Antonio will bring to the company's board at a momentous period in Kodak's history."
  Perez, 58, joined Kodak after a 25-year career at Hewlett-Packard Company, where he was a corporate vice president and a member of the company's Executive Council. His tenure at HP included serving as President of the Consumer Business, where he spearheaded the company's efforts to build a business in digital imaging and electronic publishing. Prior to that assignment, he served as President and CEO of HP's inkjet imaging business.
  Just prior to joining Kodak, Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets. From June 2000 to December 2001, he was President and Chief Executive Officer of Gemplus International, where he led the effort to take the company public both on the Premier Marche in Paris and NASDAQ in December 2000.
  A native of Spain, Mr. Perez studied electronic engineering, marketing and business in Spain and France.

2004